EXHIBIT 10.29

ALLOY, INC.

COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Listed below are the current annual base salaries for our named executive officers. Salary increases for fiscal year ending January 31, 2008 and bonuses for services rendered during fiscal year ended January 31, 2007 have not yet been determined.

Named Executive Officer	Salary
Matthew C. Diamond,	$420,000
Chief Executive Officer and Chairman

James K. Johnson, Jr.,	$420,000
President and Chief Operating Officer

Gary J. Yusko,	$242,000
Chief Financial Officer

Gina R. DiGioia, Esq.,	$200,000
Chief Legal Officer and Secretary

Robert Bell,	$402,000	(1)
Chief Technology Officer

(1)	Effective September 1, 2006, we increased Mr. Bell’s salary from $337,000 to the amount stated above. $100,000 of his base salary is paid by us as deferred compensation pursuant to an agreement between Mr. Bell and us to pay the premiums on certain life insurance policies, the beneficiaries of which are selected by Mr. Bell.